EXHIBIT 10.1
SECOND AMENDMENT TO
VOTING AND STANDSTILL AGREEMENT

This SECOND AMENDMENT TO VOTING AND STANDSTILL AGREEMENT (this “Second Amendment”) is made and entered into on November 3, 2011, by and among United American Healthcare Corporation, a Michigan corporation (“UAHC”), St. George Investments, LLC, an Illinois limited liability company (“St. George”), and The Dove Foundation, an Illinois trust (“Dove”).  UAHC, St. George, and Dove are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. On March 19, 2010, UAHC and St. George entered into that certain Voting and Standstill Agreement (the “VSA”);

B.  On June 7, 2010, UAHC and St. George entered into that certain Amendment to Voting and Standstill Agreement (the “First Amendment”), which amended the VSA;

C. On June 7, 2010, Dove entered into that certain Agreement to Join the Voting and Standstill Agreement (the “Joinder”), by which Dove joined the VSA, as amended by the First Amendment, and UAHC and St. George acknowledged and accepted the Joinder;

D. On June 18, 2010, UAHC, St. George, and Dove entered into that certain Acknowledgement and Waiver of Certain Provisions of the Voting and Standstill Agreement (the “Acknowledgement and Waiver”);

E. The VSA, as amended by the First Amendment, as joined by Dove pursuant to the Joinder, and as further amended by the Acknowledgement and Waiver, is referred to herein as the “Amended VSA”;

F. Sections 10.1(b), 10.1(c), and 10.1(d) of the Amended VSA require UAHC to maintain a cash reserve (the “Cash Reserve”);

G. Section 10.1(f) of the Amended VSA permits UAHC to elect to eliminate the Cash Reserve, provided that UAHC replaces the Cash Reserve with other collateral that is reasonably acceptable to St. George;

H. UAHC breached Section 10.1(f), among other provisions, of the Amended VSA, by eliminating the Cash Reserve without replacing it with other collateral that is reasonably acceptable to St. George;

I. On October 14, 2011, St. George delivered to UAHC a notice of breach pursuant to Section 11.1(a) of the Amended VSA with respect to UAHC’s breach of Section 10.1(f) of the Amended VSA;

J. UAHC did not cure its breach of Section 10.1(f) of the Amended VSA within 10 days of its receipt of the notice of such breach from St. George;

K. UAHC’s failure to cure its breach of Section 10.1(f) of the Amended VSA within the 10-day cure period constituted an event of default under Section 11.1(a) of the Amended VSA (the “Event of Default”);

L. On October 25, 2011, St. George delivered to UAHC a notice of default pursuant to Section 11.2 of the Amended VSA with respect to the Event of Default;

M. As a result of the Event of Default, the voting agreement set forth in Section 3.1 of the Amended VSA, the irrevocable proxy set forth in Section 3.2 of the Amended VSA, and the standstill agreement set forth in Section 4.1 of the Amended VSA have terminated pursuant to Section 11.2 of the Amended VSA (such provisions, the “Terminated Provisions”);

N. Section 1.1 of the Amended VSA defines the “Put Commencement Date” as October 1, 2011, and thus each of St. George and Dove has a present right to exercise the “Put Option” pursuant to Section 5.1 of the Amended VSA;

O. Each of St. George and Dove is willing to forbear from exercising its Put Option during the present “Put Exercise Period” (as defined in Section 5.1 of the Amended VSA) in exchange for UAHC’s agreement to postpone the Put Commencement Date until October 1, 2012 (and either or both of St. George and Dove may exercise its Put Option during the Put Exercise Period commencing on such date), provided that the Put Commencement Date will accelerate upon the occurrence of any one of certain events;

P. The Parties desire to further amend the Amended VSA as set forth in this Second Amendment in order to memorialize the mutual understanding set forth in the previous recital.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated in this Second Amendment, and for other good and valuable consideration, including the mutual obligations set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Forbearance.  Each of St. George and Dove agrees to forbear from exercising its Put Option during the Put Exercise Period (as defined in the Amended VSA prior to this Second Amendment), which commenced on October 1, 2011, and each of them waives the Event of Default, in consideration of UAHC’s agreement to further amend the Amended VSA as set forth in Section 2 of this Second Amendment.

2. Amendments.  The Parties agree to further amend the Amended VSA as set forth in this Section 2.

a. The definition of “Put Commencement Date” in Section 1.1 of the Amended VSA is hereby deleted in its entirety and replaced with the following:

“Put Commencement Date” means October 1, 2012 (subject to acceleration pursuant to SECTION 5.3).

b. Section 5.3 of the Amended VSA is hereby deleted in its entirety and replaced with the following:

SECTION 5.3  Acceleration of the Put Option.  The Put Commencement Date shall accelerate and the Put Option shall become immediately exercisable by either or both of St. George and Dove, in accordance with the procedures and terms forth in this Article V, upon the occurrence of:

(a)           An Event of Default which is not cured as provided in SECTION 11.2;

(b)           The sale of all or substantially all of the assets of the Company or its subsidiary Pulse Systems, LLC, a Delaware limited liability company (“Pulse”), the merger of the Company or Pulse, or the sale of all or substantially all of the equity of the Company or Pulse;

(c)           The Company or Pulse defaults under any loan agreement or debt instrument, including without limitation Pulse’s credit facility with Fifth Third Bank, N.A. or the Company’s Promissory Note dated September 28, 2011, to St. George; or

(d)           The Company ceases to be current in its periodic reporting, or ceases to be subject to periodic reporting requirements, under Section 13 of the Securities Exchange Act of 1934, as amended.

3. Terminated Provisions.  The Parties acknowledge that the Event of Default has occurred and that, as a result, the Terminated Provisions are no longer in effect, and the Parties agree that nothing in this Second Amendment reinstates the Terminated Provisions.

4. No Other Changes.  All terms of the Amended VSA as further amended by this Second Amendment, except for the Terminated Provisions, remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned Parties, being duly authorized, have executed this Second Amendment as of the date first written above.

UNITED AMERICAN HEALTHCARE CORPORATION
By: /s/ Robert T. Sullivan
Name: Robert T. Sullivan
Title: Secretary, Treasurer and CFO

ST. GEORGE INVESTMENTS, LLC
By: /s/ Fife Trading, Inc.,
an Illinois corporation,
its Manager

By: /s/ John M. Fife
Name: John M. Fife
Title: President

THE DOVE FOUNDATION
By: /s/ James M. Delahunt
Name: James M. Delahunt
Title: Trustee